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                                                                     EXHIBIT 12

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                                      DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES

                                 COMPUTATION OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

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                                               FOR THE
                                                TWELVE
                                                MONTHS
                                                ENDED                         FOR THE FISCAL YEARS ENDED JUNE 30,
                                               MARCH 31,     ----------------------------------------------------------------------
                                                 1996           1995           1994           1993           1992           1991
                                              ----------     ----------     ----------     ----------     ----------     ----------
Earnings:
    Net Income............................    $2,680,551     $1,917,735     $2,671,001     $2,620,664     $2,453,813     $1,162,582
    Provisions for income taxes...........     1,503,200      1,042,400      1,509,600      1,543,700      1,441,600        560,500
    Fixed charges.........................     2,589,151      2,387,935      2,214,659      2,210,833      2,166,597      1,968,390
                                              ----------     ----------     ----------     ----------     ----------     ----------
        Total.............................    $6,772,902     $5,348,070     $6,395,260     $6,375,197     $6,062,010     $3,691,472
                                              ==========     ==========     ==========     ==========     ==========     ==========

Fixed Charges:
    Interest on debt......................    $2,500,351     $2,299,135      2,123,255     $2,134,306     $2,091,117     $1,914,894
    Amortization of debt expense..........        88,800         88,800         91,404         76,527         75,480         53,496
                                              ----------     ----------     ----------     ----------     ----------     ----------
                                              $2,589,151     $2,387,935     $2,214,659     $2,210,833     $2,166,597     $1,968,390
                                              ==========     ==========     ==========     ==========     ==========     ==========

Ratio of Earnings to Fixed Charges:
    Actual................................          2.62x          2.24x          2.89x          2.88x          2.80x          1.88x

Pro Forma:
    Actual fixed charges..................    $2,589,151
    Pro forma interest on debt
      to be sold, assuming a
      rate of 8%..........................     1,200,000
    Actual interest on debt to be
      retired.............................      (603,078)
    Pro forma fixed charges...............     3,186,073
    Pro forma ratio of earnings to fixed
      charges.............................          2.12x
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